Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2008, relating to the financial statements and financial statement schedule of Strategic Hotels & Resorts, Inc., and the effectiveness of Strategic Hotels & Resorts, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Strategic Hotels & Resorts, Inc., for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Chicago, Illinois
August 26, 2008